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FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Series Number	1
Fund	Fidelity New York Municipal Money Market Fund
Trade Date	03/10/2010
Settle Date	03/17/2010
Security Name	NYS THRUWAY 10A 3% 4/1/11
CUSIP	650014SF1
Price	102.703
Transaction Value	$18,784,378.70
Class Size	175,790,000
% of Offering	10.40%
Underwriter Purchased From	RBC Capital Markets
Underwriting Members: (1)	RBC Capital Markets
Underwriting Members: (2)	M.R. Beal & Company
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Citigroup, Inc.
Underwriting Members: (5)	Jeffries & Company
Underwriting Members: (6)	Fidelity Capital Markets
Underwriting Members: (7)	KeyBanc Capital Markets
Underwriting Members: (8)	Loop Capital Markets, LLC
Underwriting Members: (9)	Morgan Keegan & Company, Inc.
Underwriting Members: (10)	Stifel, Nicolaus & Co.
Underwriting Members: (11)	Stone & Youngberg